EXHIBIT 99.1

Commonwealth Biotechnologies, Inc. Receives Marketplace Rule 4310(c)(3) and Going Concern Notices

April 9, 2009

Commonwealth Biotechnologies, Inc. (CBI) CBTE, a life sciences contract research organization and biotechnology company, announced that a Going Concern qualification has been added by its independent auditor’s report for fiscal year 2008 which was filed with the Company’s Annual Report and Form 10-K on March 31, 2009.

In addition, the company was notified on April 8, 2009 that as of December 31, 2008 it was out of compliance with NASDAQ Marketplace Rule 4310(c)(3) which requires a minimum stockholders’ equity of $2,500,000, $35 million market capitalization, or $500,000 of net income from continuing operations for the most recently completed fiscal year or two of the three most recently completed fiscal years. Compliance with this Marketplace Rule is a condition for the continued NASDAQ listing of the Company’s securities. The company has 15 days to submit a plan to remedy and, if approved, 105 days to return to compliance. “The company expects to provide a plan as required with the goal of returning to compliance prior to the deadline,” said Dr. Richard J. Freer, COO of the company.

About CBI

CBI offers cutting-edge research and development products and services to the global life sciences industry. CBI now operates through: (1) CBI Services, a discovery phase contract research organization; (2) Fairfax Identity Laboratories, a DNA reference business; (3) Mimotopes Pty Ltd, Melbourne, Australia, a peptide and discovery chemistry business; and (4) Venturepharm (Asia), a contract research joint venture specializing in drug discovery and development, process scale-up, formulation development, cGMP manufacturing and clinical trial management. For more information, visit CBI on the web at www.cbi-biotech.com.

Forward Looking Statements

No statement made in this press release should be interpreted as an offer to purchase any security. Such an offer can only be made in accordance with the Securities Act of 1933, as amended and applicable state securities laws. Any statements contained in this release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties as identified in CBI’s filings with the Securities and Exchange Commission. Actual results, events or performance may differ materially. Readers are cautioned not to place undo reliance on these forward-looking statements, which speak only as the date hereof. Specifically, there can be no assurance that the Company will be able to remove the Going Concern consideration or regain compliance with the relevant NASDAQ listing rule.

Commonwealth Biotechnologies, Inc. (CBI)

Dr. Richard J. Freer, COO

Phone: 800-735-9224

Fax: 804-648-2641